================================================================================

                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


                                    FORM 8-K


               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                        SECURITIES EXCHANGE ACT OF 1934


       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) JANUARY 11, 1996

                           -------------------------


                           HOST MARRIOTT CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



         DELAWARE                      1-5664                  53-0085950
(STATE OR OTHER JURISDICTION      (COMMISSION FILE          (I.R.S. EMPLOYER
     OF INCORPORATION)                 NUMBER)            IDENTIFICATION NUMBER)


                 10400 FERNWOOD ROAD, BETHESDA, MARYLAND 20817
              (ADDRESS OF PRINCIPLE EXECUTIVE OFFICES) (ZIP CODE)

                         ----------------------------

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (301) 380-9000
        (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT.)

================================================================================

                                 FORM 8-K

ITEM 2.  ACQUISITION OF ASSETS

     On January 11, 1996, the Registrant announced that it has reached agreements to acquire controlling interests in the San Diego Marriott Hotel and Marina, two hotels in Mexico City and the Pittsburgh Hyatt, and to purchase the Delta Meadowdale Hotel and Conference Centre in Toronto, Canada. A copy of the news release is attached as an exhibit to this current report. Pursuant to Items 2 and 7 of Form 8-K, certain financial statements of the San Diego Marriott Hotel and Marina and certain proforma financial information of Host Marriott Corporation have been included in this Form 8-K.

ITEM 5.  OTHER EVENTS

     In conjunction with the press release announcing the items discussed above, the Registrant announced that one 174 acre undeveloped land site would no longer be developed into an office project over an extended time period, but has decided to market the site for near term sale. As a result of this change in strategy, management has determined to record a charge of $39 million, net of taxes of $21 million, in the fourth quarter of 1995 to reduce the asset to its estimated sales value.

     On January 11, 1996, the Registrant also announced that it has filed a registration statement with the Securities and Exchange Commission for the public offering of approximately 25 million shares of the Registrant's common stock. A copy of the news release announcing the filing is attached as an exhibit to this current report.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

                                                                            Page
                                                                            ----
(a)FINANCIAL STATEMENTS OF THE PACIFIC LANDMARK HOTEL, LTD. AND PACIFIC
   GATEWAY, LTD.(San Diego Marriott Hotel and Marina)
 Report of Independent Public Accountants.................................     3
 Combined Balance Sheets as of December 31, 1994 and 1993.................     4
 Combined Statements of Operations for the Years Ended December 31, 1994
  and 1993................................................................     5
 Combined Statements of Partners' Capital (Deficit) for the Years Ended
  December 31, 1994 and 1993..............................................     6
 Combined Statements of Cash Flows for the Years Ended December 31, 1994
  and 1993................................................................     7
 Notes to Combined Financial Statements...................................     8
 Combined Statements of Operations for the Thirty-six Weeks Ended
  September 8, 1995 and September 9, 1994 (unaudited).....................    15
 Combined Balance Sheet as of September 30, 1995 (unaudited)..............
 Combined Statements of Cash Flows for the Thirty-six Weeks Ended
  September 8, 1995 and September 8, 1994 (unaudited).....................    16
 Notes to Financial Statements............................................    17

(b)PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA FOR HOST MARRIOTT
   CORPORATION............................................................    18

(c) Exhibits

         (99a) News Release dated January 11, 1996
         (99b) News Release dated January 11, 1996

                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                             HOST MARRIOTT CORPORATION

                             By:       /s/ CHRISTOPHER G. TOWNSEND
                                 ---------------------------------------------
                                           Christopher G. Townsend
                                 Senior Vice President and Corporate Secretary


Date:  January 17, 1996

                          INDEPENDENT AUDITORS' REPORT

The General Partners
Pacific Landmark Hotel, Ltd. and Pacific Gateway, Ltd.:

  We have audited the combined financial statements of Pacific Landmark Hotel, Ltd. and Pacific Gateway, Ltd. (limited partnerships), as listed in the accompanying index to financial statements. These combined financial statements are the responsibility of the Partnerships' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Pacific Landmark Hotel, Ltd. and Pacific Gateway, Ltd. as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1994, in conformity with generally accepted accounting principles.


                                          KPMG Peat Marwick LLP


San Diego, California
March 10, 1995, except as to note 6
to the combined financial statements,
which is as of January 5, 1996

                          PACIFIC LANDMARK HOTEL, LTD.
                           AND PACIFIC GATEWAY, LTD.
                             (LIMITED PARTNERSHIPS)

                            COMBINED BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1993

                                                      1994           1993
                                                  -------------  -------------
ASSETS
Current assets:
  Cash and cash equivalents...................... $   1,136,000  $     227,000
  Cash--restricted (note 2)......................     6,016,000      3,821,000
  Accounts receivable, less allowance for
   doubtful accounts of $75,000 in 1994 and
   $67,000 in 1993...............................     2,347,000      2,876,000
  Inventories....................................       550,000        690,000
  Prepaid expenses and other.....................        61,000         81,000
                                                  -------------  -------------
Total current assets.............................    10,110,000      7,695,000
Property and equipment, net (notes 3 and 4)......   144,425,000    150,369,000
China, glassware, silver and linen...............     1,437,000      1,342,000
Other assets.....................................        70,000         70,000
                                                  -------------  -------------
                                                  $ 156,042,000  $ 159,476,000
                                                  =============  =============
LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)
Current liabilities:
  Bank overdraft................................. $         --   $     619,000
  Accounts payable...............................     2,178,000      1,937,000
  Accrued expenses...............................     1,664,000      1,933,000
  Current portion, long-term debt payable to
   third party (note 4)..........................     2,630,000      2,648,000
  Current portion, due to affiliates of general
   partners (note 5).............................     3,773,000      1,967,000
  Advance deposits...............................       992,000        949,000
                                                  -------------  -------------
Total current liabilities........................    11,237,000     10,053,000
Long-term debt payable to third party, net of
 current portion (note 4)........................   204,565,000    207,302,000
Long-term debt payable to a general partner and
 an affiliate of the general partners (note 4)...    22,000,000     22,000,000
Accrued interest (note 4)........................    32,323,000     30,609,000
Due to affiliates of general partners, net of
 current portion (note 5)........................    22,722,000     18,657,000
                                                  -------------  -------------
Total liabilities................................   292,847,000    288,621,000
Partners' capital (deficit)......................  (136,805,000)  (129,145,000)
                                                  -------------  -------------
Commitments and contingencies (note 7)
Total liabilities and partners' capital.......... $ 156,042,000  $ 159,476,000
                                                  =============  =============

            See accompanying notes to combined financial statements.

                          PACIFIC LANDMARK HOTEL, LTD.
                           AND PACIFIC GATEWAY, LTD.
                             (LIMITED PARTNERSHIPS)

                       COMBINED STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1994 AND 1993

                                                        1994          1993
                                                     -----------  ------------
REVENUE............................................. $84,163,000  $ 82,693,000
                                                     -----------  ------------
DEPARTMENTAL EXPENSES:
  Cost of sales.....................................  12,012,000    11,788,000
  Payroll and related expenses......................  24,963,000    24,747,000
  Other.............................................   4,387,000     4,780,000
                                                     -----------  ------------
    Total departmental expenses.....................  41,362,000    41,315,000
                                                     -----------  ------------
Income from operating departments...................  42,801,000    41,378,000
                                                     -----------  ------------
Undistributed operating expenses:
  Related party management fees.....................   2,940,000     2,891,000
  Related party administration and marketing fees...   1,050,000     1,032,000
  Related party reimbursements......................   3,523,000     3,786,000
  Third-party.......................................   8,151,000     8,389,000
                                                     -----------  ------------
                                                      15,664,000    16,098,000
                                                     -----------  ------------
    Income before fixed charges and interest
     income.........................................  27,137,000    25,280,000
                                                     -----------  ------------
FIXED CHARGES:
  Property taxes....................................   2,410,000     2,938,000
  Leases (note 7a)..................................   4,948,000     4,801,000
  Interest (including $4,309,000 and $3,868,000 in
   1994 and 1993, respectively, relating to
   affiliates)......................................  19,995,000    20,680,000
  Insurance.........................................      98,000       112,000
  Depreciation and amortization.....................   7,547,000     7,790,000
                                                     -----------  ------------
    Total fixed charges.............................  34,998,000    36,321,000
                                                     -----------  ------------
Loss before interest income.........................  (7,861,000)  (11,041,000)
Interest income.....................................     201,000       104,000
                                                     -----------  ------------
    Net loss........................................ $(7,660,000) $(10,937,000)
                                                     ===========  ============

            See accompanying notes to combined financial statements.

                          PACIFIC LANDMARK HOTEL, LTD.
                           AND PACIFIC GATEWAY, LTD.
                             (LIMITED PARTNERSHIPS)

               COMBINED STATEMENTS OF PARTNERS' CAPITAL (DEFICIT)
                     YEARS ENDED DECEMBER 31, 1994 AND 1993

Balance (deficit), December 31, 1992............................ $(118,208,000)
Net loss........................................................   (10,937,000)
                                                                 -------------
Balance (deficit), December 31, 1993............................  (129,145,000)
Net loss........................................................    (7,660,000)
                                                                 -------------
Balance (deficit), December 31, 1994............................ $(136,805,000)
                                                                 =============



            See accompanying notes to combined financial statements.

                          PACIFIC LANDMARK HOTEL, LTD.
                           AND PACIFIC GATEWAY, LTD.
                             (LIMITED PARTNERSHIPS)

                       COMBINED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1994 AND 1993

                                                        1994          1993
                                                     -----------  ------------
Cash flows from operating activities:
  Net loss.......................................... $(7,660,000) $(10,937,000)
  Adjustments to reconcile net loss to net cash
   provided by operating activities:
    Depreciation and amortization...................   7,547,000     7,790,000
    Gain on retirement of fixed assets..............     (64,000)      (32,000)
    Changes in assets and liabilities:
      (Increase) decrease in cash--restricted.......  (2,195,000)    3,450,000
      Decrease in accounts receivable, net..........     529,000       496,000
      Decrease in inventories.......................     140,000        40,000
      Decrease in prepaid expenses and other
       assets.......................................      20,000       443,000
      Increase in china, glassware, silver and
       linen........................................     (95,000)     (159,000)
      Increase in accounts payable..................     241,000        19,000
      Increase (decrease) in accrued expenses.......    (269,000)      407,000
      Increase in advance deposits..................      43,000       288,000
      Increase in accrued interest..................   1,714,000     2,138,000
      Increase in due to affiliates.................   5,871,000     4,078,000
                                                     -----------  ------------
    Net cash provided by operating activities.......   5,822,000     8,021,000
                                                     -----------  ------------
Cash flows from investing activities:
  Capital expenditures..............................  (1,603,000)   (4,622,000)
  Proceeds from sale of property and equipment......      64,000       133,000
                                                     -----------  ------------
    Net cash used in investing activities...........  (1,539,000)   (4,489,000)
                                                     -----------  ------------
Cash flows from financing activities:
  Principal payments on long-term debt payable to
   third party......................................  (2,755,000)   (2,954,000)
  Decrease in bank overdraft........................    (619,000)     (457,000)
                                                     -----------  ------------
    Net cash used in financing activities...........  (3,374,000)   (3,411,000)
                                                     -----------  ------------
Net increase in cash and cash equivalents...........     909,000       121,000
Cash and cash equivalents at beginning of year......     227,000       106,000
                                                     -----------  ------------
Cash and cash equivalents at end of year............ $ 1,136,000       227,000
                                                     ===========  ============
Supplemental disclosure of cash flow information:
  Cash paid for interest............................ $13,719,000  $ 14,250,000
                                                     ===========  ============

            See accompanying notes to combined financial statements.

                          PACIFIC LANDMARK HOTEL, LTD.
                           AND PACIFIC GATEWAY, LTD.
                             (LIMITED PARTNERSHIPS)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1994 AND 1993

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization

  Pacific Landmark Hotel, Ltd. (Landmark), a California limited partnership, was formed on October 2, 1981 to develop, construct and own a 681-room hotel (Tower I) and an adjacent Marina. Upon completion of construction, hotel operations for Tower I commenced on March 15, 1984. On May 1, 1985, Landmark completed construction of an $11 million conference center. The conference center is adjacent to Tower I and provides additional meeting and exhibition space for the hotel.

  Pacific Gateway, Ltd. (Gateway), a California limited partnership, was formed on February 28, 1984 to develop, construct and own a 683-room hotel (Tower II) adjacent to Tower I. On December 15, 1987, construction was completed and the hotel commenced operations (Landmark and Gateway are collectively referred to as the "Partnerships" and Tower I, Tower II and the Marina are collectively referred to as the "Hotel").

  The Hotel is located near downtown San Diego, California, on bay front property leased from the San Diego Unified Port District. The Partnerships have entered into an agreement with Marriott International, Inc. (Marriott) to operate and manage the Hotel (Note 5). Host Marriott Corporation, an affiliate of Marriott, owns a 5% general partnership interest in the Partnerships. The developer of the Hotel is the other general partner.

  The combined financial statements include the Partnerships. The general partners, through their affiliates, hold general and limited partnership interests aggregating effectively 100% of the Partnerships. Significant intercompany accounts and transactions have been eliminated in the combined financial statements.

 Inventories

  Food, beverage and operating supplies inventories are stated at the lower of cost or market. Food and beverage inventories are determined using the first-in, first-out method. Operating supplies inventories are determined using the average cost method.

 Statements of Cash Flows

  For purposes of the statements of cash flows, the Partnerships consider all highly liquid debt instruments with an original maturity date of three months or less to be cash equivalents.

 China, Glassware, Silver and Linen

  China, glassware and silver are stated at the lower of cost or market, determined on the first-in, first-out method. The initial supply of linen has been capitalized; subsequent replacements are expensed.

 Property and Equipment and Depreciation

  Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from five to 40 years.

 Provision for Impairment Losses

  Provision is made for impairment losses if estimated future operating cash flows (undiscounted and without interest charges) over a long-term holding period, plus estimated disposition proceeds (undiscounted), are less then current book value. There was no such provision for 1994 or 1993.

                          PACIFIC LANDMARK HOTEL, LTD.
                           AND PACIFIC GATEWAY, LTD.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

 Income Taxes

  No provision for federal or state income taxes has been made in the accompanying combined financial statements as the partners are individually responsible for reporting income or loss based upon their respective share of the Partnerships' income and expenses as reported for income tax purposes.

 Partnership Allocations of Net Loss

  According to the partnership agreements, net losses for Gateway are allocated 99% and 1% to general and limited partnership interests, respectively. Net losses for Landmark are allocated 95% and 5% to general and limited partnership interests, respectively.

 Net Loss Per Unit

  The Partnerships do not report net loss per unit as the partners' interests are not represented by units.

 Fiscal Year

  The Partnerships' fiscal years end on December 31; however, the combined financial statements include the Hotel's operations through the Friday closest to December 31, in order to conform to the operator's fiscal year.

(2) RESTRICTED CASH

                                                             1994       1993
                                                          ---------- ----------
   Cash reserved for payment of debt service (note 4).... $3,536,000 $3,001,000
   Cash reserved for replacement of furniture, fixtures
    and equipment........................................  2,265,000    775,000
   Cash reserved for payment of property taxes...........    215,000     45,000
                                                          ---------- ----------
                                                          $6,016,000 $3,821,000
                                                          ========== ==========

  In accordance with the partnership agreements and the terms of notes payable to bank (Note 4), InterHotel Company, Ltd., a limited partner of the Partnerships, has deposited approximately $6,500,000 with the lender to fund debt service requirements.

(3) PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                1994          1993
                            ------------  ------------
   Building................ $176,890,000  $176,113,000
   Furniture, fixtures and
    equipment..............   19,638,000    19,029,000
   Marina..................    6,379,000     6,379,000
                            ------------  ------------
                             202,907,000   201,521,000
   Less accumulated
    depreciation and
    amortization...........  (58,482,000)  (51,152,000)
                            ------------  ------------
                            $144,425,000  $150,369,000
                            ============  ============

  Virtually all of the Partnerships' property and equipment is collateral for notes payable (Note 4).

                          PACIFIC LANDMARK HOTEL, LTD.
                           AND PACIFIC GATEWAY, LTD.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

(4) LONG-TERM DEBT

  The following is a summary of long-term debt payable to third party:

                                                        1994          1993
                                                    ------------  ------------
Notes payable to bank with monthly payments
 sufficient to fully amortize the unpaid principal
 balance over 360 months with interest at the
 lesser of the Eleventh District Average Cost of
 Funds Index plus 2 1/2% or 11% per annum adjusted
 monthly. At December 31, 1994, the effective
 interest rate was approximately equal to 6.9%.
 The monthly payment amount is adjusted annually.
 Interest is accrued on the amount by which the
 accrued interest on the entire unpaid balance of
 the loan exceeds the interest paid. Upon sale or
 refinancing, the bank may receive the greater of
 the accrued deferred interest or a portion of the
 net proceeds from sale or refinancing. Unpaid
 principal is due in 1997. The notes are
 collateralized by first deeds of trust on the
 Partnerships' property and equipment and an
 assignment of the joint operating agreement. The
 Partnerships and the bank are currently in
 discussions regarding differing interpretations
 of certain sections of the loan modification
 agreements regarding the mechanisms and timing of
 access to restricted cash held as collateral by
 the bank after October 1992 (Note 2). The
 Partnerships have paid late charges of $512,000
 which they are currently disputing...............  $207,195,000  $209,950,000
  Less current portion............................    (2,630,000)   (2,648,000)
                                                    ------------  ------------
  Long-term portion...............................  $204,565,000  $207,302,000
                                                    ============  ============

  The following is a summary of long-term debt payable to a general partner and an affiliate of the general partners:

                                                           1994        1993
                                                        ----------- -----------
Note payable to an entity originally established by an
 affiliate of the developer-general partner. Principal
 and interest from January 1993 through December 1997
 accrue interest at 10% per annum compounded annually.
 Unpaid principal and accrued interest are due in
 December 1997. Minimum annual payments ranging from
 $250,000 to $500,000 were to begin in 1993 and are to
 be applied first to unpaid interest. No payments have
 been made. The note is collateralized by second deeds
 of trust on the Partnerships' property...............  $10,000,000 $10,000,000
Notes payable to a general partner (Marriott
 affiliate), with interest compounded annually at 10%
 per annum with all principal and interest due in 1997
 or upon refinancing, sale or other transfer of
 interest. The notes are collateralized by third deeds
 of trust on the Partnerships' property...............   12,000,000  12,000,000
                                                        ----------- -----------
                                                        $22,000,000 $22,000,000
                                                        =========== ===========

  Long-term debt maturities, based on the effective interest rate at December 31, 1994, are as follows:

   YEAR ENDING DECEMBER 31,
   ------------------------
   1995.......................................................... $  2,630,000
   1996..........................................................    2,811,000
   1997..........................................................  223,754,000
                                                                  ------------
                                                                  $229,195,000
                                                                  ============

                          PACIFIC LANDMARK HOTEL, LTD.
                           AND PACIFIC GATEWAY, LTD.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

(5) RELATED PARTY TRANSACTIONS

  In 1987, the Partnerships entered into management contracts with Marriott to manage and operate Towers I and II. The initial terms of the contracts expire in 2017 and automatically renew for three consecutive periods of ten years, and give Marriott first right of refusal on any continued association with the hotel subsequent to 2017. The agreements provide for annual compensation of 3 1/2% of gross revenue and 30% of available cash flow as defined. Management fees paid to Marriott in 1994 and 1993 amounted to $2,940,000 and $2,891,000, respectively.

  In addition, during the course of normal operations various supplies, services and other operating expenses are purchased from or provided by Marriott and its affiliates.

  Amounts included in due to affiliates of general partners at December 31, 1994 and 1993 are as follows:

                                                         1994         1993
                                                      -----------  -----------
   Operational receivables and other................. $  (851,000) $(1,390,000)
   Accrued interest on notes to affiliates...........  22,722,000   18,657,000
   Accrued interest on unpaid administration fees to
    developer-general partner........................     528,000      284,000
   Management, administration and marketing fees.....   4,096,000    3,073,000
                                                      -----------  -----------
                                                       26,495,000   20,624,000
   Less current portion..............................  (3,773,000)  (1,967,000)
                                                      -----------  -----------
                                                      $22,722,000  $18,657,000
                                                      ===========  ===========

  Payments accrued or made to related parties and included in operations for the years ended December 31, 1994 and 1993 are summarized as follows:

                                                              1994       1993
                                                           ---------- ----------
   Management fees and reimbursements for operating costs
    paid or accrued to Marriott or its affiliates........  $6,463,000 $6,677,000
   Administration fees paid or accrued to the developer-
    general partner or its affiliates....................     840,000    826,000
   Marketing fees paid or accrued to the developer-gen-
    eral partner or its affiliates.......................     210,000    206,000
   Remodeling fees paid to affiliate of the developer-
    general partner......................................      26,000    200,000
   Interest on notes payable to affiliates...............   4,309,000  3,868,000

  Payments, not included in the above schedule, were made in 1994 and 1993 to an affiliate of Marriott in order to purchase food, miscellaneous fixed assets and other inventory.

(6) FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following disclosure includes estimated fair value information at December 31, 1994 and 1993, as required by FASB Statement 107. Such information, which pertains to the combined Partnerships' financial instruments, is based on the requirements set forth in that statement and does not purport to represent the aggregate net fair value of the Partnerships.

                         PACIFIC LANDMARK HOTEL, LTD.
                           AND PACIFIC GATEWAY, LTD.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  The following methods and assumptions were used by the Partnerships in estimating such values:

  . The fair values of the Partnerships' long-term debt payable to third party, long-term debt payable to a general partner and an affiliate of the general partners, accrued interest, and amounts due to affiliates of general partners were determined based on the timing of future cash flows, market interest rates, the relationship of the parties and the nature of the financial instruments.

    The estimated fair values of the combined Partnerships' long-term debt payable to third party, long-term debt payable to a general partner and an affiliate of the general partners, accrued interest and amounts due to affiliates of general partners at December 31, 1994 and 1993 are as follows:

                    1994                                         1993
       ---------------------------------            -------------------------------------
         CARRYING           ESTIMATED                 CARRYING                ESTIMATED
          AMOUNT            FAIR VALUE                 AMOUNT                 FAIR VALUE
       ------------        ------------             ------------             ------------
       $288,013,000        $189,134,000             $283,183,000             $190,149,000

  . For all other financial instruments, the carrying values reasonably approximate fair values at December 31, 1994 and 1993.

(7) COMMITMENTS AND CONTINGENCIES

 (a) Ground Lease Commitments

  Landmark is the lessee in a long-term ground lease on which Tower I and the Marina are located. Gateway has entered into a similar lease agreement for Tower II. Both leases expire in April 2048 and require contingent rents based on a percentage of gross income. Minimum annual rents in each of the next five years and in the aggregate thereafter (through March 2007) are as follows:

   YEAR ENDING DECEMBER 31,                     LANDMARK   GATEWAY      TOTAL
   ------------------------                    ---------- ---------- -----------
   1995....................................... $  600,000 $  400,000 $ 1,000,000
   1996.......................................    600,000    400,000   1,000,000
   1997.......................................    600,000    400,000   1,000,000
   1998.......................................    600,000    400,000   1,000,000
   1999.......................................    600,000    400,000   1,000,000
   Thereafter.................................  4,800,000  3,200,000   8,000,000
                                               ---------- ---------- -----------
     Total.................................... $7,800,000 $5,200,000 $13,000,000
                                               ========== ========== ===========

  Minimum annual rent for the period April 2007 through April 2048 is to be at least 75% of the average "percentage rental" paid, as defined, during the last three accounting years of the previous rental period.

  Rent expense was $4,948,000 and $4,801,000 in 1994 and 1993, respectively, which included contingent rents of $3,948,000 and $3,801,000 in 1994 and 1993, respectively.

 (b) Litigation

  In December 1992, the Partnerships filed a complaint against Marriott and other defendants alleging, among other things, breach of contract and breach of covenant of good faith and fair dealing. The defendants have filed a cross-complaint for damages alleging breach of contract, defamation, and other charges. Based in part on the

                          PACIFIC LANDMARK HOTEL, LTD.
                           AND PACIFIC GATEWAY, LTD.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONCLUDED)

advice of outside counsel, management does not believe that the cross-complaint will have a material impact on the Partnerships' combined financial condition or results of operations. Accordingly, no provision for any liability has been made in the accompanying combined financial statements.

  The Partnerships are involved in various other legal proceedings which are routine litigation incident to their business. In the opinion of management of the Partnerships, none of the other pending litigation will have a material adverse effect upon the Partnerships' combined financial position or results of operations.

              PACIFIC LANDMARK HOTEL, LTD AND PACIFIC GATEWAY, LTD

                             COMBINED BALANCE SHEET
                           (UNAUDITED, IN THOUSANDS)

                                                                    SEPTEMBER 8,
                                                                        1995
                                                                    ------------
   ASSETS
     Cash and cash equivalents.....................................  $   3,360
     Cash--restricted..............................................      9,632
     Accounts receivable, less allowance for doubtful accounts.....      4,861
     Inventories...................................................        480
     Property and equipment, net...................................    140,535
     China, glassware, silver and linen............................      1,152
     Other assets..................................................         75
                                                                     ---------
                                                                     $ 160,095
                                                                     =========
   LIABILITIES AND PARTNERS' DEFICIT
     Accounts payable..............................................  $   5,124
     Accrued expenses..............................................      1,843
     Advance deposits..............................................        977
     Long-term debt................................................    228,427
     Accrued interest..............................................     33,065
     Due to affiliates of general partners.........................     30,139
     Partners' deficit.............................................   (139,480)
                                                                     ---------
                                                                     $ 160,095
                                                                     =========



   The accompanying notes are an integral part of these financial statements.

              PACIFIC LANDMARK HOTEL, LTD AND PACIFIC GATEWAY, LTD

                       COMBINED STATEMENTS OF OPERATIONS
                           (UNAUDITED, IN THOUSANDS)

                                                       THIRTY-SIX WEEKS ENDED
                                                      -------------------------
                                                      SEPTEMBER 8, SEPTEMBER 9,
                                                          1995         1994
                                                      ------------ ------------
   REVENUES..........................................   $25,594      $22,793
                                                        -------      -------
   OPERATING COSTS AND EXPENSES
     Interest........................................    13,830       13,843
     Depreciation and amortization...................     5,225        5,225
     Ground rent.....................................     3,778        3,486
     Property taxes..................................     2,258        2,272
     Base management fee.............................     2,160        2,074
     Owner's marketing account and administration
      fee............................................       771          741
     Equipment rent and other, net...................       246          253
                                                        -------      -------
                                                         28,268       27,894
                                                        -------      -------
   NET LOSS..........................................   $(2,674)     $(5,101)
                                                        =======      =======





   The accompanying notes are an integral part of these financial statements.

              PACIFIC LANDMARK HOTEL, LTD AND PACIFIC GATEWAY, LTD

                       COMBINED STATEMENTS OF CASH FLOWS
                           (UNAUDITED, IN THOUSANDS)

                                                        THIRTY-SIX WEEKS ENDED
                                                       -------------------------
                                                       SEPTEMBER 8, SEPTEMBER 9,
                                                           1995         1994
                                                       ------------ ------------
OPERATING ACTIVITIES
Net loss..............................................   $(2,674)     $(5,101)
Noncash items.........................................     9,504       10,652
Changes in operating accounts.........................     1,113          670
                                                         -------      -------
  Cash provided by operating activities...............     7,943        6,221
                                                         -------      -------
INVESTING ACTIVITIES
  Additions to property and equipment.................    (1,335)      (1,222)
  Change in restricted cash...........................    (3,616)      (1,660)
                                                         -------      -------
  Cash used in investing activities...................    (4,951)      (2,882)
                                                         -------      -------
FINANCING ACTIVITIES
  Principal payments on long-term debt................      (768)      (2,127)
                                                         -------      -------
INCREASE IN CASH AND CASH EQUIVALENTS.................     2,224        1,212
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD......     1,136          227
                                                         -------      -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD............   $ 3,360      $ 1,439
                                                         =======      =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest..............................   $10,168      $ 9,008
                                                         =======      =======



   The accompanying notes are an integral part of these financial statements.

                        PACIFIC LANDMARK HOTEL, LTD. AND
                  PACIFIC GATEWAY LTD. (LIMITED PARTNERSHIPS)

                   NOTES TO FINANCIAL STATEMENTS--(UNAUDITED)

  1. The accompanying combined financial statements of the Pacific Landmark Hotel, Ltd. and Pacific Gateway, Ltd., limited partnerships, (the "Partnerships") have been prepared without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been omitted. The Partnerships believe the disclosures made are adequate to make the information presented not misleading. However, the financial statements should be read in conjunction with the audited financial statements and notes thereto for the fiscal years ended December 30, 1994 and December 31, 1993 included elsewhere herein.

  In the opinion of the Partnerships, the accompanying unaudited combined financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Partnerships as of September 8, 1995 and the results of operations and cash flows for the thirty-six weeks ended September 8, 1995 and September 9, 1994. Interim results are not necessarily indicative of fiscal year performance because of the impact of seasonal and short-term variations.

  2. Revenues represent House Profit which reflects hotel operating results less property-level expenses excluding depreciation, management fees, real and personal property taxes, ground and equipment rent, insurance and certain other costs which are classified as operating costs and expenses.

  House profit generated by the Partnerships for the thirty-six weeks ended September 8, 1995 and September 9, 1994 consists of (in thousands):

                                                        THIRTY-SIX WEEKS ENDED
                                                       -------------------------
                                                       SEPTEMBER 8, SEPTEMBER 9,
                                                           1995         1994
                                                       ------------ ------------
Sales
  Rooms...............................................   $37,554      $34,401
  Food & Beverage.....................................    17,986       18,692
  Other...............................................     6,180        6,169
                                                         -------      -------
    Total Hotel Sales.................................    61,720       59,262
                                                         -------      -------
Department Costs
  Rooms...............................................     7,507        7,458
  Food & Beverage.....................................    13,496       14,049
  Other...............................................     2,932        3,032
                                                         -------      -------
    Total Department Costs............................    23,935       24,539
                                                         -------      -------
Department Profit.....................................    37,785       34,723
Other Deductions......................................    12,191       11,930
                                                         -------      -------
House Profit..........................................   $25,594      $22,793
                                                         =======      =======

                PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

  The unaudited Pro Forma Condensed Consolidated Statements of Operations of the Company reflect the following transactions for the thirty-six weeks ended September 8, 1995 and the fiscal year ended December 30, 1994, as if such transactions had been completed at the beginning of each period:

  . 1995 acquisition of eight full-service hotel properties
  . 1995 sale of one full-service hotel property
  . 1995 sale/leaseback of 37 Courtyard properties
  . 1995 sale of the Company's remaining four Fairfield Inns
  . May 1995 Debt Offering (as defined below)
  . December 1995 Debt Offering (as defined below)
  . 1995 Special Dividend of Host Marriott Services Corporation . 1995 writedown of one undeveloped land site
  . Consummation of the Pending Acquisitions (as defined below) . 1994 addition of 18 full-service hotel properties
  . 1994 sale of 14 senior living communities
  . 1994 sale of 26 Fairfield Inns

  The unaudited Pro Forma Condensed Consolidated Balance Sheet of the Company reflects the acquisition of four full-service properties during the fourth quarter of 1995, the consummation of the Pending Acquisitions, the consummation of the December 1995 Debt Offering, the fourth quarter 1995 writedown of one undeveloped land site, and the consummation of the Special Dividend as if such transactions had been completed on September 8, 1995.

  During 1995, the Company acquired nine full-service hotel properties, including four hotels during the fourth quarter of 1995, and sold one full-service hotel property in the fourth quarter of 1995. The accompanying Unaudited Pro Forma Condensed Consolidated Statements of Operations do not reflect any pro forma adjustments related to the New York Vista Hotel (renamed the Marriott World Trade Center) due to the suspension of hotel operations and the renovation of the hotel as a result of extensive damage from an explosion on February 26, 1993. Because the hotel did not resume full operations until mid-1995, the historical operations of the hotel during the periods presented are not meaningful.

  The Company has also entered into agreements to acquire or purchase controlling interests in three full-service hotel properties (the "Pending Acquisitions"). During 1994, the Company added 18 full-service hotels to its lodging portfolio (one of which was subsequently sold in 1995), including two hotels for which a subsidiary of the Company provided 100% nonrecourse financing to an affiliate of the Company for the acquisition of the hotels (which the Company treats as owned for accounting purposes).

  In May 1995, HMH Properties, Inc. ("HMH Properties"), an indirect wholly owned subsidiary of the Company, issued $600 million of debt (the "Properties Notes") to several initial purchasers (the "May 1995 Debt Offering"). The Properties Notes were issued at par and carry a 9.5% interest rate with a final maturity of May 2005. The net proceeds to the Company were used to defease, and subsequently redeem, bonds which carried a weighted average interest rate of 10.4%, and to pay down a portion of the line of credit with Marriott International. Additionally, the Company replaced its $630 million line of credit with Marriott International with a new $225 million revolving line of credit with Marriott International (the "New Line of Credit").

  During 1994, the Company sold all 14 of its senior living communities and 26 of its 30 Fairfield Inns. During 1995, 37 of the Company's Courtyard properties were sold to and leased back from the REIT, and the Company sold its four remaining Fairfield Inns.

  In December 1995, HMC Acquisition Properties, Inc. ("Acquisitions"), an indirect wholly owned subsidiary of the Company, issued $350 million of 9% senior notes (the "Acquisitions Notes") to several initial purchasers (the "December 1995 Debt Offering"). The Acquisitions Notes were issued at par and have a final maturity of December 2007. The proceeds were utilized to repay in full the $210 million of outstanding borrowings under, and terminate, Acquisitions' $230 million revolving credit facility (the "Revolver"), to acquire one full-service hotel in the fourth quarter of 1995 and to finance future acquisitions of full-service hotel properties, including two of the Pending Acquisitions.

  The "Historical" column in the accompanying Pro Forma Condensed Consolidated Statements of Operations excludes the results of the Operating Group, which are considered discontinued operations.

  The Pro Forma Condensed Consolidated Financial Data of the Company are unaudited and presented for informational purposes only and may not reflect the Company's future results of operations and financial position or what the results of operations and financial position of the Company would have been had such transactions occurred as of the dates indicated. The unaudited Pro Forma Condensed Consolidated Financial Data and Notes thereto should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Results of Operations and Financial Condition" previously filed with the Securities and Exchange Commission.

                           HOST MARRIOTT CORPORATION
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN MILLIONS)

                                                   AS OF SEPTEMBER 8, 1995
                                               ---------------------------------
                                               HISTORICAL ADJUSTMENTS  PRO FORMA
                                               ---------- -----------  ---------
ASSETS
Property and Equipment........................   $2,700      $223 (A)   $3,127
                                                              267 (B)
                                                               (3)(C)
                                                              (60)(D)
Investments in Affiliates.....................      209       (13)(B)      196
Accounts Receivable...........................       74       --            74
Notes Receivable..............................       40       --            40
Other Assets..................................      167         6 (B)      179
                                                               10 (E)
                                                               (4)(F)
Cash and Cash Equivalents.....................      211      (115)(A)      168
                                                              (53)(B)
                                                                3 (C)
                                                              340 (E)
                                                             (210)(F)
                                                               (8)(G)
                                                 ------      ----       ------
                                                 $3,401      $383       $3,784
                                                 ======      ====       ======
LIABILITIES AND SHAREHOLDERS' EQUITY
Debt
  Debt carrying a company guarantee of
   repayment..................................   $1,067      $350 (E)   $1,207
                                                             (210)(F)
  Debt not carrying a company guarantee of          858        98 (A)    1,162
   repayment..................................                206 (B)
                                                 ------      ----       ------
                                                  1,925       444        2,369
Accounts Payable and Accrued Expenses.........       54       --            54
Net Investment in Discontinued Operations.....       81       (81)(G)      --
Deferred Income Taxes.........................      528       (21)(D)      506
                                                               (1)(F)
Other Liabilities.............................      143        10 (A)      154
                                                                1 (B)
                                                 ------      ----       ------
    Total Liabilities.........................    2,731       352        3,083
                                                 ------      ----       ------
Shareholders' Equity
  Convertible Preferred Stock.................        1       --             1
  Common Stock................................      159       --           159
  Additional Paid-in Capital..................      495       --           495
  Retained Earnings...........................       15       (39)(D)       46
                                                               (3)(F)
                                                               73 (G)
                                                 ------      ----       ------
    Total Shareholders' Equity................      670        31          701
                                                 ------      ----       ------
                                                 $3,401      $383       $3,784
                                                 ======      ====       ======

    See Notes to Unaudited Pro Forma Condensed Consolidated Financial Data.

                           HOST MARRIOTT CORPORATION
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                             FIRST THREE QUARTERS 1995
                                    ---------------------------------------------
                                                            ACQUISITION
                                               DISPOSITION    & OTHER
                                    HISTORICAL ADJUSTMENTS  ADJUSTMENTS PRO FORMA
                                    ---------- -----------  ----------- ---------
Revenues
  Hotels..........................    $ 315       $ (1)(H)      $27 (I)   $ 371
                                                                 30 (J)
  Other...........................        4         --            1 (J)       5
                                      -----       ----          ---       -----
                                        319         (1)          58         376
                                      -----       ----          ---       -----
Operating costs and expenses
  Hotels..........................      182         (1)(H)       15 (I)     224
                                                    10 (K)       18 (J)
  Other...........................       19         --           --          19
                                      -----       ----          ---       -----
                                        201          9           33         243
                                      -----       ----          ---       -----
Operating profit..................      118        (10)          25         133
Corporate expenses................      (26)        --           --         (26)
Interest expense..................     (122)         4 (L)       (3)(I)    (142)
                                                                (12)(J)
                                                                  3 (M)
                                                                (12)(N)
Interest income...................       18         --          --           18
                                      -----       ----          ---       -----
Loss from continuing operations
 before income taxes and
 extraordinary item...............      (12)        (6)           1         (17)
(Provision) benefit for income
 taxes............................       (1)         2 (O)       --           1
                                      -----       ----          ---       -----
Loss from continuing operations
 before extraordinary item........    $ (13)      $ (4)         $ 1       $ (16)
                                      =====       ====          ===       =====
Loss per common share from
 continuing operations............    $(.08)                              $(.10)
                                      =====                               =====
Weighted average shares
 outstanding......................    157.9                               157.9
                                      =====                               =====

    See Notes to Unaudited Pro Forma Condensed Consolidated Financial Data.

                           HOST MARRIOTT CORPORATION
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                  FISCAL YEAR 1994
                                    --------------------------------------------
                                                           ACQUISITION
                                               DISPOSITION   & OTHER
                                    HISTORICAL ADJUSTMENTS ADJUSTMENTS PRO FORMA
                                    ---------- ----------- ----------- ---------
Revenues
  Hotels..........................    $ 338        $(2)(H)     $41 (I)   $ 466
                                                   (10)(P)      38 (J)
                                                                61 (Q)
  Other...........................       42        (14)(R)       2 (J)      30
                                      -----        ---         ---       -----
                                        380        (26)        142         496
                                      -----        ---         ---       -----
Operating costs and expenses
  Hotels..........................      198         (1)(H)      23 (I)     297
                                                    27 (K)      23 (J)
                                                    (3)(P)      30 (Q)
  Other...........................       30         (5)(R)     --           25
                                      -----        ---         ---       -----
                                        228         18          76         322
                                      -----        ---         ---       -----
Operating profit..................      152        (44)         66         174
Corporate expenses................      (32)       --          --          (32)
Interest expense..................     (165)        34 (L)      (5)(I)    (179)
                                                     1 (R)     (15)(J)
                                                                 5 (M)
                                                               (31)(N)
                                                                (3)(Q)
Interest income...................       29        --           (5)(Q)      24
                                      -----        ---         ---       -----
Income (loss) from continuing
 operations before income taxes
 and extraordinary item...........      (16)        (9)         12         (13)
(Provision) benefit for income
 taxes............................        3          4 (O)      (5)(O)       2
                                      -----        ---         ---       -----
Income (loss) from continuing
 operations before extraordinary
 item.............................    $ (13)       $(5)        $ 7       $ (11)
                                      =====        ===         ===       =====
Income (loss) per common share
 from continuing operations.......    $(.09)                             $(.07)
                                      =====                              =====
Weighted average shares
 outstanding......................    151.5                    1.0 (S)   152.5
                                      =====                    ===       =====

    See Notes to Unaudited Pro Forma Condensed Consolidated Financial Data.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                                 FINANCIAL DATA

A. Represents the adjustment to record the fourth quarter 1995 acquisition of four full-service properties as follows:

   --Record property and equipment of $223 million
   --Record mortgage debt of $98 million (including $10 million provided by
     Marriott International)
   --Record advance to the Company of $10 million for one of the properties from Marriott International, as manager
   --Record the use of cash of $115 million for the remaining acquisition cost

B. Represents the adjustment to record the Pending Acquisitions as follows:

   --Record property and equipment of $267 million
   --Record the mortgage debt of $206 million for one full-service property --Record the use of cash of $53 million for the acquisition cost
   --Record the elimination of the prior investment of $13 million in a partnership
   --Record the property improvement escrow fund of $6 million for one full-
     service property
   --Record the minority interest of $1 million for the partner of the joint venture acquiring one full-service property

C. Represents the adjustment to record the fourth quarter 1995 sale of a full-service hotel property for net cash proceeds of $3 million. No adjustment has been reflected in the accompanying Unaudited Pro Forma Condensed Consolidated Statements of Operations due to the immateriality of the operating results for this property.

D. Represents the adjustment to record the fourth quarter 1995 write down of $39 million, net of taxes of $21 million, for one undeveloped land site. No adjustment has been reflected in the accompanying Pro Forma Condensed Consolidated Statements of Operations due to the unusual and non-recurring nature of this write down.

E. Represents the adjustment to record the issuance of the Acquisitions Notes as follows:

   --Record the issuance of debt of $350 million
   --Record the net cash proceeds of $340 million
   --Record the deferred financing fees of $10 million

F. Represents the adjustment to record the repayment of the Revolver as follows:

   --Reduce debt by $210 million with available cash from the issuance of the
     Acquisitions Notes
   --Record the write-off of the deferred financing fees related to the Revolver of $4 million before taxes and the related income tax impact of $1 million

G. Represents the adjustment to record the Special Dividend by eliminating the net investment in discontinued operations, adjusting shareholders' equity and recording the payment of $8 million of the remaining expenses related to the Special Dividend ($1 million of such expenses were paid prior to September 8, 1995). The entry to record the Special Dividend is subject to adjustment pursuant to finalization under the Distribution Agreement with Host Marriott Services Corporation and certain other agreements.

H. Represents the adjustment to eliminate the revenues and the operating costs for the 1995 sale of the four remaining Fairfield Inns.

I. Represents the adjustment to reflect the incremental increase in revenue, operating costs and secured debt interest expense for the 1995 addition of eight full-service properties, as if they were added at the beginning of the applicable period. On February 26, 1993, an explosion caused damage to the structure and interior of the New York Vista Hotel, as well as the adjoining World Trade Center complex. As a result of the damage, all hotel operations were suspended and the hotel underwent extensive renovation. Because the hotel did not resume full operations until mid-1995, the historical operations of the hotel during the periods presented are not meaningful and the accompanying Unaudited Pro Forma Condensed Consolidated Statements of Operations do not reflect any adjustments related to the hotel.

J. Represents the adjustment to record the revenue, operating costs and secured debt interest expense for the Pending Acquisitions, including the impact of the new management agreements that are expected to be entered into with the manager and depreciation expense reflecting the Company's basis in the assets.

K. Represents the net adjustment to eliminate the depreciation expense and record the incremental lease expense for the 1995 sale/leaseback of the 37 Courtyard properties.

L. Represents the adjustment to reduce interest expense for the redemption of senior notes of Host Marriott Hospitality, Inc. (the "Hospitality Notes") with the net sales proceeds from the 26 Fairfield Inns, 14 senior living communities and 21 Courtyard properties.

M. Represents the adjustment to reduce interest expense to reflect the decrease in interest rates as a result of the issuance of the Properties Notes and the decrease in commitment fees as a result of the New Line of Credit. Extraordinary losses of approximately $17 million, after taxes, related to the 1995 redemption of certain of the Hospitality Notes are not reflected in the accompanying Unaudited Pro Forma Condensed Consolidated Statements of Operations.

N. Represents the adjustment to interest expense to eliminate the interest expense and related amortization of deferred financing fees for the Revolver, and to record the interest expense and related amortization of deferred financing fees as a result of the issuance of the Acquisitions Notes.

O. Represents the income tax impact of pro forma adjustments at statutory rates.

P. Represents the adjustment to eliminate the revenues and the operating costs for the 26 Fairfield Inns sold during 1994.

Q. Represents the adjustment to reflect the incremental increase in revenue, operating costs and the secured debt interest expense for the 1994 addition of 18 full-service properties, mainly utilizing proceeds from the January 1994 issuance of common stock by the Company and the Revolver, and the related decrease in interest income.

R. Represents the adjustments to eliminate the revenues, operating costs and the secured debt interest expense for the 14 senior living communities sold during 1994.

S. Represents the adjustment to increase the weighted average number of common shares outstanding assuming the January 1994 issuance of common stock by the Company occurred as of January 1, 1994.